Exhibit 99.1

Key BioTime Patents Upheld by European Patent Office

EPO Rules Patents for OpRegen® are Valid and Remain in Force as Granted

OpRegen® is in Development to Treat Dry-AMD

ALAMEDA, Calif.--(BUSINESS WIRE)--March 28, 2017--BioTime, Inc. (NYSE MKT:BTX), a clinical stage biotechnology company developing and commercializing products addressing degenerative disease, today announced the successful defense of two key patents from challenge before the European Patent Office (EPO) Opposition division. A large pharmaceutical company and an anonymous filer challenged the EPO’s previous grant of two European patents (EP2554661 and EP2147094), which cover the proprietary directed differentiation methods to produce pluripotent stem cell-derived cell replacement therapies being developed to treat retinal degenerative diseases such as age-related macular degeneration (“AMD”). BioTime addressed the challenges at the EPO headquarters in Munich, Germany during public oral hearings, which took place March 16 -17, 2017.

“The EPO's decision to uphold these patents protecting OpRegen reinforces BioTime’s ability to defend its intellectual property and patent portfolios, which is one of the largest in the pluripotent cell therapy industry,” said Stephana Patton, General Counsel of BioTime, Inc. “The patents in question are a key component of the intellectual property (IP) assets our subsidiary, Cell Cure Neurosciences Ltd., secured through license from Hadasit Medical Research Services and Development Ltd. They have broad and significant claims describing directed differentiation, which we believe are critical for the development and commercialization of pluripotent cell-based therapeutics aimed at the dry form of AMD. BioTime’s IP estate remains a cornerstone in our efforts to advance the development and commercialization of pluripotent cell-based therapies for patients in need.”

OpRegen is an investigational therapy in which retinal pigment epithelial (RPE) cells are transplanted into the subretinal space, where they are intended to replace missing RPE cells. The ongoing trial is a Phase I/IIa dose-escalation study evaluating the safety and efficacy of three different dose regimens of OpRegen in patients with the advanced form of dry-AMD accompanied by geographic atrophy. Data recently presented from the first patient cohort indicate that, at the first dose, OpRegen caused no serious adverse events, and retinal imaging suggests the presence and survival of transplanted cells in the subretinal space for up to one year. Data from the cohort were presented at the International Symposium on Ocular Pharmacology and Therapeutics (ISOPT) in Rome, on December 2, 2016 and at Bascom Palmer Eye Institute’s annual Angiogenesis meeting in Miami, Florida on February 11, 2017. Additional data will be presented at the Annual Meeting of the Association for Research in Vision and Ophthalmology (ARVO) in Baltimore, Maryland on May 8, 2017. OpRegen has received Fast Track designation from the Food and Drug Administration (FDA) for treatment of the advanced form of dry age-related macular degeneration (dry-AMD). Details of the trial and about a patient’s eligibility are available at https://clinicaltrials.gov/ with the following Identifier: NCT02286089 (dry-AMD).

About Dry Age-Related Macular Degeneration (Dry-AMD)

Macular degeneration affects approximately 11 million people in the U.S. and is the leading cause of blindness in people over the age of 60. Approximately 90 percent of these patients suffer from the dry form, for which there are no FDA-approved therapies. In dry-AMD, there is a loss or dysfunction of the layer of retinal pigment epithelial (RPE) cells generally in the region of the eye called the macula, which is the part of the retina responsible for sharp, central vision that is important for facial recognition, reading and driving. These RPE cells support the light detecting photoreceptor cells that are so critical to vision. When we look at something, the photoreceptors (rods and cones) detect the light and send the information to the brain allowing us to perceive our surroundings. The age-dependent loss of the RPE cells therefore leads to degeneration of nearby photoreceptors and this can lead to severe vision loss or even legal blindness. Generally, the damage caused by the “dry” form is not as severe or rapid as that of the “wet” form. However, in the advanced stage of dry macular degeneration widespread loss of RPE and photoreceptors in the macular area, called geographic atrophy, leads to severe vision loss. While therapeutics are available to treat the wet form of AMD, there are currently no FDA-approved therapies for dry-AMD.

About OpRegen®

OpRegen for the treatment of the dry form of age-related macular degeneration (AMD), consists of a suspension of Retinal Pigment Epithelial (RPE) cells that are delivered subretinally during a simple intraocular injection. A proprietary process that drives the differentiation of human pluripotent stem cells is used to generate high purity OpRegen® RPE cells. OpRegen RPE cells are also “xeno-free," meaning that no animal products are used either at any point in the derivation and production process. The avoidance of the use of animal products eliminates some potential safety concerns. Preclinical studies in rats have shown that following a single subretinal injection of OpRegen, the cells can rapidly organize into its natural monolayer structure in the subretinal space and survive throughout the lifetime of the animal. OpRegen is designed to be an “off-the-shelf” allogeneic (non-patient specific) product. Unlike treatments that require multiple, frequent injections into the eye, it is expected that OpRegen would be administered in a single procedure. OpRegen was granted Fast Track designation from FDA which allows more frequent interactions with the agency, and eligibility for accelerated approval and priority review. OpRegen is a registered trademark of Cell Cure Neurosciences Ltd., a majority-owned subsidiary of BioTime, Inc.

About BioTime

BioTime is a clinical-stage biotechnology company focused on developing and commercializing products addressing degenerative diseases. Our clinical programs are based on two platform technologies: pluripotent stem cells and cell/drug delivery platform technologies. The foundation of our core therapeutic technology platform is pluripotent cells that are capable of becoming any of the cell types in the human body. The foundation of our cell delivery platform is its HyStem® cell and drug delivery matrix technology. The Company’s current clinical programs are targeting three primary sectors, aesthetics, ophthalmology and cell/drug delivery. We also have significant equity holdings in two publicly traded companies, Asterias Biotherapeutics, Inc. (“Asterias”) and OncoCyte Corporation (“OncoCyte”), which we founded and which, until recently, were our majority-owned consolidated subsidiaries.

BioTime common stock is traded on the NYSE MKT and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

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